September 18, 2003

Consolidated Edison, Inc.
4 Irving Place
New York, New York  10003

               Re:  Securities Being Registered Under the Securities Act of 1933

Ladies and Gentlemen:

               I am the Vice President - Legal Services of Consolidated Edison, Inc.'s ("Con Edison") principal subsidiary, Consolidated Edison Company of New York, Inc. ("Con Edison of New York"), acting as counsel to Con Edison. I and other members of Con Edison of New York's Law Department have represented Con Edison in connection with the filing by Con Edison with the Securities and Exchange Commission of a Registration Statement on Form S-8 registering 10,500,000 common shares (the "Common Shares") under The Consolidated Edison, Inc. Long Term Incentive Plan and The Consolidated Edison, Inc. Senior Executive Restricted Stock Awards (the "Plans").

      I have examined such documents as I have deemed necessary for the purpose of this opinion, including (a) the Restated Certificate of Incorporation and the By-Laws of Con Edison and (b) the minutes of meetings of the Board of Directors of Con Edison. It is my opinion that the Common Shares reserved for issuance under the Plans will, when issued in accordance with the terms of the Plans, be validly issued, fully paid and non-assessable.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                          Very truly yours,



                                                      /s/ Peter A. Irwin
                                                          Peter A. Irwin